 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 2, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Carter's Inc.'s Annual Report on Form 10-K for the year ended January 1, 2011.

/s/ PricewaterhouseCoopers LLP
Stamford, CT
November 2, 2011